Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Option and Incentive Plan, the 2015 Employee Stock Purchase Plan, the Inducement Stock Option Grant Awards, and the Inducement Restricted Stock Unit Awards  of Voyager Therapeutics, Inc. of our reports dated February 25, 2021, with respect to the consolidated financial statements of Voyager Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Voyager Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 25, 2021